Exhibit 10.3

[AGL letterhead]

To:  All Assured Guaranty Ltd. directors holding Restricted Stock Units (“RSUs”) granted prior to May 2008

From:  James M. Michener

You currently hold RSUs granted under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “LTIP”).  Generally, RSUs have provided that distribution of shares in settlement of the RSUs will be made six months after the director leaves the board, except that in the event of death or disability, distribution would be accelerated to the date on which the director leaves the board.

RSUs are treated as deferred compensation and must comply with the rules imposed by section 409A of the U.S. Internal Revenue Code to avoid immediate taxation of benefits.   As approved by the board in August 2007, the LTIP and other benefit plans are being modified to satisfy those rules.  Also, to satisfy the requirements of section 409A, the following changes are being made to director RSU awards granted prior to May 2008:

•      Distribution of shares in settlement of the awards upon a disability termination will be made six months after termination rather than distribution occurring on the disability termination date.  (No change is being made from the immediate distribution of the shares if departure from the board occurs by reason of death.)

•      The determination of whether a director will be considered to have left the board will be made without regard to continued service as an employee (if any).

•      Also, determination of whether a departure from the board has occurred will be made under the section 409A rules if the director substantially reduces his or her duties, but does not completely cease performing duties for the board.  Finally, the awards will reflect the section 409A limit on the ability of a director or the board to change the otherwise scheduled time for distribution of the shares.

 For those directors who selected to receive their 2008 retainer equity in the form of RSUs, your 2008 RSU award agreement is enclosed with this letter. The 2008 agreement also contains the above terms.  The 2008 restricted stock award agreements are also enclosed for those directors who selected to receive their 2008 retainer equity in the form of restricted stock.  Section 409A requirements do not apply to grants of restricted stock since they are not considered deferred compensation.

Please contact me if you have questions regarding your Assured Guaranty Ltd. equity awards.